Exhibit 8.2

CHAPMAN AND CUTLER LLP

111 West Monroe Street

Chicago, Illinois 60603

December 28, 2017

Alpine Bancorporation

1700 N. Alpine Road

Rockford, IL

Re:  Federal Income Tax Consequences of Merger of
Alpine Bancorporation, Inc., a Delaware corporation (“Company”) with and into a wholly-owned subsidiary of Midland States Bancorp, Inc., an Illinois corporation (“Acquiror”)

Ladies and Gentlemen:

You have requested our opinion regarding certain United States federal income tax consequences in connection with merger of the Company with and into Peak Midland Acquisition, LLC, a Delaware limited liability company (the “Merger Sub”), a wholly-owned subsidiary of the Acquiror in exchange for shares of the Acquiror, pursuant to the Agreement and Plan of Merger (the “Agreement”) dated as of October 16, 2017 (the contemplated transaction in its entirety being hereinafter referred to as the “Merger”).  Capitalized terms used in this letter without definition shall have the meanings given them in the Agreement.

For purposes of this opinion, we have examined and relied upon the accuracy and completeness of the facts, information, covenants, statements and representations contained in originals or copies of the Agreement, the exhibits attached thereto, and such other documents and instruments as we have deemed necessary or appropriate.  In our examination of the foregoing materials, we have assumed the genuineness of all signatures, legal capacity of natural persons, the authenticity of all documents submitted to us as originals and the conformity to the original documents of all documents submitted to us as copies.  We have assumed that such documents reflect all the material facts relating to the Merger.  In addition, we have assumed that the Merger will be consummated in accordance with the terms of such documents and that none of the material terms and conditions contained therein will have been waived or modified prior to the consummation of the Merger.

In rendering this opinion, we are relying upon the representations and warranties made by the Company and the Acquiror in the representation letters provided to us.  We have neither been asked to, nor have we undertaken to, verify the accuracy of these and other representations made to us.  In this regard, we have assumed that any representation made “to the best of knowledge,”

“to the knowledge” or similarly qualified is correct without such qualification.  As to all matters in which a person making a representation has represented that such person either is not a party to, does not have, or is not aware of, any plan or intention, understanding or agreement, we have likewise assumed that there is in fact no such plan, intention, understanding, or agreement.

Based upon and subject to the foregoing, it is our opinion that, for United States federal income tax purposes: (i) the Merger will constitute a reorganization within the meaning of Code Section 368(a) of the Internal Revenue Code of 1986, as amended, (the “Code”); the Company and Acquiror will each be a party to such reorganization within the meaning of Section 368(b) of the Code; and no gain or loss will be recognized by holders of Company common stock upon the receipt of shares of Acquiror common stock in exchange for their shares of Company common stock, except to the extent of any cash consideration received in the Merger and any cash received in lieu of fractional shares of Acquiror common stock; and (ii) the descriptions of the law and the legal conclusions contained in the Registration Statement on Form S-4, as amended through the date hereof, including a joint proxy statement/prospectus (the “Registration Statement”) under the caption “Material U.S. Federal Income Tax Consequences of the Merger” are correct in all material respects.

We express no opinion as to the tax consequences of the Merger except as expressly set forth above, or as to any transaction except the Merger.  We also note that certain shareholders of Company may be subject to special rules because of their particular federal income tax status and that the tax consequences of the Merger to such shareholders may accordingly differ from the ones of general application that are described above.  This opinion is intended to satisfy a condition precedent to the Merger, is being furnished to you solely for that purpose, and may not be relied upon by any other person without our express written consent.

Our opinion is based upon the Code, Treasury regulations (proposed, temporary and final) promulgated thereunder, judicial decisions, interpretive rulings of the Internal Revenue Service and such other authorities as we have considered relevant, all as in effect on the date hereof.  All such legal authorities are subject to change, either prospectively or retroactively.  We are not undertaking hereby any obligation to advise you of any changes in the applicable law subsequent to the date hereof, even if such changes materially affect the tax consequences of the Merger that are set forth above.

If any of the facts, assumptions or representations on which our opinion is based is incorrect, we expect you to advise us so that we may consider the effect, if any, on our opinion.

Our opinion has no binding effect on the Internal Revenue Service or the courts of any jurisdiction.  No assurance can accordingly be given that, if the matter were contested, a court would agree with the legal conclusions set forth above.

We hereby consent to (i) the reference to our opinion in the Registration Statement, filed by Acquiror with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), (ii) the filing of this opinion as an exhibit to the Registration Statement and (iii) the use of our name in the Registration Statement.  In giving such consent, however, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Sincerely,

/S/ CHAPMAN AND CUTLER LLP